JOINT NEWS RELEASE FROM
The Kansas City Southern Railway Company and Watco Companies, Inc.

Contacts:
Kansas City Southern Doniele Kane, 816-983-1372 doniele.c.kane@kcsr.com	Watco Companies, Inc. Ed McKechnie, 620-231-2230 emckechnie@watcocompanies.com

KCSR and Watco Announce Lease of KCSR Branch Lines
In Four States to Watco

Kansas City, MO, July 20, 2005. The Kansas City Southern Railway Company (KCSR) and Watco Companies, Inc. (Watco) today announced the lease of five of KCSR’s branch lines in Oklahoma, Arkansas, Louisiana and Alabama to three railroads owned by Watco, a short line railroad company. The leased lines include the KCSR Waldron Branch from east of Heavener, Okla. to Waldron, Ark.; the Nashville Branch from Ashdown to Nashville, Ark.; the Hodge Subdivision from Gibsland to north of Pineville Junction, La.; the Minden Branch, which includes the Hope Subdivision from Springhill to east of Hinkle, La. and the Sibley Branch from Minden to Sibley, La.; the Tuscaloosa Branch, which includes the Tuscaloosa Subdivision east of Columbus, Miss. to Tuscaloosa, Ala., the Warrior Branch between Tuscaloosa and Fox, Ala., and the Brookwood Branch from Brookwood Junction to Brookwood, Ala.

“With the execution of these leases, KCSR will free up resources to focus its energies on our core lines for the movement of NAFTA traffic,” said Art Shoener, KCSR president and chief executive officer. “Watco will continue to provide quality, customer-driven service to our branch line shippers. We view this transaction as win-win for KCSR and Watco, as well as our branch and main line customers.”

Under the lease, these branch lines will continue to receive rail service, but from the three railroads owned by Watco instead of KCSR. The three railroads are the Arkansas Southern, the Louisiana Southern and the Alabama Southern.

“We are very pleased to have entered into this agreement with KCSR,” said Terry Towner, Watco president and chief operating officer. “Watco has had a long and beneficial relationship with KCSR and we look forward to continuing our outstanding relationship with these transactions.”

“We are committed to continue delivering quality rail service to our new customers, KCSR and the communities served by our three new railroads,” Towner said. “We will have the people, the locomotives and the resources ready to achieve maximum customer satisfaction from the very first day, and we are very honored that KCSR has chosen us to operate these lines.”

Both Shoener and Towner expect the transition of the rail operations to begin in September on the two Louisiana lines, with the Arkansas and Alabama properties to follow in October and early November. Specific dates will be announced soon.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include KCSR and The Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V. serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

Watco, a Pittsburg, Ks. based company, operates 12 short line railroads and operates rail transportation service facilities in 19 states. Watco’s short line railroads include the Kaw River Railroad, the South Kansas and Oklahoma Railroad, the Kansas and Oklahoma Railroad, the Stillwater Central Railroad, the Timber Rock Railroad, the Eastern Idaho Railroad, the Palouse River and Coulee City Railroad, the Pennsylvania Southwestern Railroad, the Great Northwest Railroad, the Mission Mountain Railroad, the Mississippi Southern Railroad and the Appalachian & Ohio Railroad. Watco also operates industrial switching locations and mechanical and locomotive shops across the United States.

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